SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2007

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Eckington Place, N.E. Washington, DC	20002
(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We recently announced that Nathaniel Davis, our President and COO, would become our President and Interim Chief Executive Officer. Effective August 10, 2007, we entered into an amendment to the employment agreement of Mr. Davis, to, among other things, appoint him as our President and Interim Chief Executive Officer and provide for: an increase in annual salary from $550,000 to $650,000; a target annual bonus equal to 100% of base salary; and payment of salary and pro-rated bonus amounts upon death or disability as a lump sum.

A copy of the amendment to Mr. Davis’s employment agreement is attached to this report and incorporated herein by reference. The description above is a summary of the agreement and is qualified in its entirety by the complete text of the agreement.

Consistent with our past practice, on August 10, 2007 we made annual grants of options to purchase 10,000 shares of our Class A common stock to each of our independent directors. The options have an exercise price equal to the closing price on August 10 of $11.41 and a ten-year term and are immediately exercisable. Forms 4 to report these grants will be filed today.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Amendment No. 2 to Employment Agreement, dated as of August 10, 2007, between Nathaniel A. Davis and XM Satellite Radio Holdings Inc. and XM Satellite Radio Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: August 14, 2007	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
General Counsel and Secretary

EXHIBIT INDEX

No.	Description
10.1	Amendment No. 2 to Employment Agreement, dated as of August 10, 2007, between Nathaniel A. Davis and XM Satellite Radio Holdings Inc. and XM Satellite Radio Inc.